EXHIBIT 10.32


                                                                    2/17/00


                           EMPLOYMENT AGREEMENT

     EMPLOYMENT AGREEMENT, dated as of February 18. 2000, by and between priceline.com Incorporated, a Delaware corporation, with its principal United States office at 800 Connecticut Avenue, Norwalk, Connecticut 06854 (the "Company"). and Ms. Heidi G. Miller, residing at 12 Grahampton Lane, Greenwich, Connecticut 06830 ("Executive)


                           W I T N E S S E T H:

     WHEREAS, the Company desires to employ Executive as Senior Executive Vice President, Chief Financial Officer, Strategy, Planning and
Administration of the Company;

     WHEREAS, the Company and Executive desire to enter into this agreement (the "Agreement") as to the terms of her employment by the Company;

     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

     1. Term of Employment. Except for earlier termination as provided in
Section 9 hereof, Executives employment under this Agreement shall be for a five (5) year term (the "Initial Employment Term") commencing on February 18, 2000 (the "Commencement Date") and ending on February 18, 2005. Subject to Section 9 hereof, the Initial Employment Term shall be automatically extended for additional terms of successive one (1) year periods (the "Additional Employment Term") unless the Company or Executive gives written notice to the other at least ninety (90) days this prior to the expiration of the then Initial Employment Term or Additional Employment Term of the termination of Executive's employment hereunder at the end of such Employment Term. The Initial Employment Term and the Additional Employment Term shall be referred to herein as the "Employment Term."

     2. Positions (a) Commencing on the Commencement Date, Executive shall serve as Senior Executive Vice President, Chief Financial Officer, Strategy, Planning and Administration of the Company. As soon as practicable, the Company will also nominate Executive for election as a member of the Board of Directors of the Company (the "Board"), and the Company shall take all requisite action to increase the size of the Board and to otherwise facilitate Executive's election to the Board and her continuing as director during the Employment Term. Executive shall also serve, if requested by the Board, or the Chief Executive Officer, as an executive officer and/or a director of subsidiaries and/or a director of associated companies of the Company and shall comply with the policy of the Compensation Committee of the Company's Board (the "Compensation Committee") with regard to retention or forfeiture of director's fees.

     (b) Executive shall report directly to the Chief Executive Officer of the Company and, shall have such duties and authority, consistent with her then position, as shall be assigned to her from time to time by the Board or the Chief Executive Officer of the Company.

     (c) During the Employment Term, Executive shall devote substantially all of her business time and efforts to the performance of her duties hereunder; provided, however, that Executive shall be allowed, to the extent that such activities do not materially interfere with the performance of her duties and responsibilities hereunder, to manage her personal financial and legal affairs and to serve on corporate, civic, charitable and industry boards or committees. Notwithstanding the foregoing, Executive shall only serve on for-profit corporate boards of directors if specifically approved in advance by the Board or the Chairman (which approval shall not be unreasonably withheld or delayed), provided, however, nothing shall preclude Executive from serving on the boards of any for-profit enterprises on which she is currently serving as listed on Exhibit A.

     3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of not less than $300,000. Base salary shall be payable in accordance with the usual payroll practices of the Company. Executive's base salary shall be subject to annual review by the Board or the Compensation Committee during the Employment Term and may be increased, but not decreased, from time to time by the Board or the Compensation Committee. The annualized base salary as determined as aforesaid from time to time shall constitute "Base Salary" for purposes of this Agreement.

     4. Incentive Compensation. (a) Bonus. Executive shall be eligible to participate in any annual bonus plan the Company may implement at any time during Executive's Employment Term for senior executives at a level commensurate with her position.

     (b) Long Term Compensation. For each fiscal year or portion thereof during the Employment Term, Executive shall be eligible to participate in any long-term incentive compensation plan generally made available to senior executives of the Company at a level commensurate with her position in accordance with and subject to the terms of such plan.

     (c) Equity Opportunity,

          (i)   Options Common Stock of the Company.

          On the Commencement Date Executive is being granted a stock option (the "Option") under a stand along plan having terms substantially similar to the terms of the priceline.com Incorporated 1999 Omnibus Plan (the "Plan") to purchase two million five hundred thousand (2,500,000) shares of the Company's common stock (the "Common Stock"). The Option shall terminate on the tenth (10) anniversary of the date of grant or, if earlier, following a termination of Executive's employment with the Company as provided below. The per share exercise price with respect to one million (1,000,000) shares of the Common Stock subject to the Option shall be the Fair Market Value of the Common Stock on the date of grant of the Option which shall be equal to the closing market price of the Common Stock on the NASDAQ Stock Market on the last trading day prior to the date of grant (such portion of the Option, the "FMV Options"). The exercise price with respect to the remaining one million five hundred thousand (l,500,000) shares of the Common Stock subject to the Option shall be $90.00 per share (such portion of the Option, the "Premium Options"). The Option will vest and become exercisable as to one sixth (1/6) of the Option upon the Commencement Date, as to one sixth (1/6) of the Option on December 31, 2000, as to one-third (1/3) of the Option on December 31, 2001 and as to the final one-third (1/3) of the Option on December 31, 2002, provided that Executive is employed by the Company on such vesting dates, subject to accelerated vesting and exercisability as provided below. On each vesting date forty percent (40%) of the portion of The Option vesting on each such vesting date shall be FMV Optional and sixty percent (60%) of the portion of the Option vesting on each such vesting date shall be Premium Options. Vesting and exercisabiity shall be accelerated as follows: (i) upon a Termination without Cause or a Termination for Good Reason, the Option will immediately vest and became exercisable (to the extent not then vested and exercisable) as follows: one million six hundred twenty-five thousand (1,625,000) shares if the termination takes place prior to the first anniversary of the Commencement Date; two million sixty-two thousand five hundred (2,062,500) shares, if the termination takes place on or after the first anniversary of the Commencement Date and prior to the second anniversary of the Commencement Date; and two million five hundred thousand (2,500,000) shares, if the examination takes place thereafter; or (ii) upon death or Termination for a Disability, the Option will immediately vest as to fifty percent (50%) of Executive's then unvested shares; and (iii) in the event of a Change in Control, the Option will vest and became exercisable (to the extent not then vested and exercisab1e): one million six hundred twenty-five thousand (1,625,000) shares, if the Change in Control takes place prior to the first anniversary of the Commencement Date; two million sixty-two thousand five hundred (2,062,500), if the Change in Control takes place on or after the first anniversary of the Commencement Date and prior to the second anniversary of the Commencement Date; and two million five hundred thousand (2,500,000) shares, if the Change in Control takes place thereafter; provided that the remaining unvested shares shall vest and become exercisable (to the extent not otherwise vested and exercisable prior thereto by the other terms hereof) six (6) months after the Change in Control, if the Executive is then employed by the Company or, if earlier, upon a Termination without Cause, Termination for Good Reason, death, Termination for Disa1bility or the Option not being continued or assumed upon the Change in Control. Upon a termination each Option shall continue to be exercisable as follows: (i) in the event of a termination due to Termination without Cause, Termination for Good Reason, death or Termination for disability, the Option shall continue to be exercisable for eighteen (18) months following the date of such termination, and (ii) in the event of a Termination for Cause or by the Executive without Good Reason, all unvested options shall be forfeited and vested options shall remain exercisable for ninety (90) days following the date of such termination.

          (ii)  Opportunity to Invest in Digital Corporation.

          Executive shall be given the opportunity, as soon after the Commencement Date as practicab1e, to invest in the equity of Walker Digital Corporation. The size and terms of such equity opportunity shall be subject to mutual agreement of the parties.

     (d) Other Compensation. The Company may, upon recommendation of the Compensation Committee, award to Executive such other bonuses and compensation as it deems appropriate and reasonab1e.

     5. Loan. The Company shall lend Executive three million dollars ($3,000,000) (the "Loan") on the Commencement Date or as soon thereafter as practical. The Loan shall accrue interest annually at the applicable Federal rate, pursuant to Section 1274(d) of the Internal Revenue Code, as amended, and shall be a full recourse loan. The Loan shall mature five (5) years after the date of the Loan at which time the interest and principal will become payable. Executive shall be required to make prepayments of the principal and accrued interest in an amount equal to twenty-five percent (25%) of Executive's pre-tax profits over six million six hundred thousand dollars ($6,60O,O00) from the exercise of the Option prior to five (5) years from the Commencement Date. Notwithstanding any provision to the contrary, any outstanding principa1 and interest on the Loan shall be forgiven upon a Change in Control, Death, Termination for Disability. Termination without Cause, or Termination for Good Reason or at the end of the five (5) year term (if Executive has not been terminated for Cause or resigned without Good Reason prior thereto).

     6. Employment Benefits and Vacation. (a) During the Employment Term, Executive shall be entitled to participate in all benefit plans and arrangements and fringe benefits and perquisite programs generally provided to comparable senior executives of the Company.

     (b) During the Employment Term, Executive shall be entitled to vacation each year in accordance with the Company's policies in effect from time to time, but in no event less than four (4) weeks paid vacation per calendar year. Executive shall also be entitled to such periods of sick leave as is customarily provided by the Company for its senior executive employees.

     7. Business Expenses. The Company shall reimburse Executive for the travel, entertainment and other business expenses incurred by Executive in the performance of her duties hereunder, in accordance with the Company's policies as in effect from time to time.

     8. Termination. (a) The employment of Executive under this Agreement shall terminate upon the earliest to occur of any of the following events:

          (i) the death of Executive;

          (ii) the termination of Executive's employment due to Executive's Disability pursuant to Section 8(b) hereof,

          (iii) the termination of Executive's employment due by Executive for Good Reason pursuant to Section 8(c) hereof,

          (iv) the termination of Executive's employment by the Company without Cause;

          (v) the termination of employment by Executive without Good Reason upon sixty (60) days prior written notice; or

          (vi) the termination of Executive's employment by the Company for Cause pursuant to Section 8(e) hereof.

     (b) Disability. If by reason of the same or related physical or mental illness or incapacity, the Executive is unable to carry out her material duties pursuant to this Agreement for more than six (6) consecutive months, the Company or Executive may terminate Executive's employment for Disability, as determined by an approved medical doctor. For this purpose an approved medical doctor shall mean a medical doctor selected by the Company and Executive. If the Parties cannot agree on a medical doctor, each Party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose. Such termination shall be upon thirty (30) days written notice by a Notice of Disability Termination, at any time thereafter while Executive consecutively continues to be unable to carry out her duties as a result of the same or related physical or mental illness or incapacity. A Termination for Disability hereunder shall not be effective if Executive returns to the full time performance of her material duties within such thirty (30) day period.

     (c) Termination for Good Reason. A Termination for Good Reason means a termination by Executive by written notice given within ninety (90) days after Executive learns of the occurrence of the Good Reason event, unless such circumstances are fully corrected prior to the date of termination specified in the Notice of Termination for Good Reason (as defined in Section 9(d) hereof). For purposes of this Agreement, "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without Executive's express written consent, of any of the following circumstances: (i) any material diminution of Executive's positions, duties or responsibilities hereunder (except, in each case, in connection with the termination of Executive's employment for Cause or Disability or as a result of Executive's death, or temporarily as a result of Executive's illness), or, the assignment to Executive of duties or responsibilities that are inconsistent with Executive's then position; (ii) removal of; or the nonreelection of, Executive from officer positions with the Company specified herein without election to a higher position or removal of Executive from any of her then officer positions; (iii) a relocation of the Company's executive office in Connecticut to a location more than thirty-five (35) miles from the current location or more than thirty-five
(35) miles further from Executive's residence at the time of relocation;
(iv) a failure by the Company (A) to continue any bonus plan, program or arrangement in which Executive is entitled to participate (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Company's discretion from time to time but shall be deemed terminated if
(x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing Executive with substantially similar benefits are not substituted therefor ("Substitute Plans"), or (B) to continue Executive as a participant in the Bonus Plans and Substitute Plans on at least the same basis as to potential amount of the bonus as Executive participated in prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans; (v) any material breach by the Company of any provision of this Agreement, including without limitation Section 3, Section 4 or Section 13 hereof;
(vi) Executive's removal from or failure to be elected or reelected to the Board; or (vii) failure of any successor to the Company (whether direct or indirect and whether by merger, acquisition, consolidation or otherwise) to assume, in a writing delivered to Executive upon the assignee becoming such, the obligations of the Company hereunder.

     (d) Notice of Termination or Good Reason. A Notice of Termination for Good Reason shall mean a notice that shall indicate the specific termination provision in Section 8(c) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Termination for Good Reason. The failure by Executive to set forth in the Notice of Termination for Good Reason any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing her rights hereunder. The Notice of Termination for Good Reason shall provide for a date of termination not less than ten
(10) nor more than sixty (60) days after the date such Notice of Termination for Good Reason is given, provided that in the case of the events set forth in Sections 8(c)(i) or (ii) the date may be five (5)days after the giving of such notice.

     (e) Cause. Subject to the notification provisions of Section 8(f) below, Executive employment hereunder may be terminated by the Company for Cause. For purposes of this Agreement, the term "Cause" shall be limited to
(i) willful misconduct by Executive with regard to the Company which has a material adverse effect on the Company; (ii) the will refusal of Executive to attempt to follow the proper written direction of the Board or a more senior officer of the Company, provided that the foregoing refusal shall not be "Cause" if Executive in good faith believes that such direction is illegal, unethical or immoral and promptly so notifies the Board or the more senior officer (whichever is applicable); (iii) substantial and continuing willful refusal by Executive to attempt to perform the duties required of her hereunder (other than any such failure resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive by the Board or a more senior officer of the Company which specifically identifies the manner in which it is believed that Executive has substantially and continually refused to attempt to perform her duties hereunder; or (iv) Executive being convicted of a felony (other than a felony involving a traffic violation or as a result of vicarious liability). For purposes of this paragraph, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by her not in good faith and without reasonable belief that her action or omission was in the best interests of the Company. A notice by the Company of a non-renewal of the Employment Term pursuant to Section 1 hereof shall be deemed an involuntary termination of Executive by the Company without Cause as of the end of the then Employment Term, but Executive may terminate at any time after the receipt of such notice and shall be treated as if she was terminated without Cause as of such date.

     (f) Notice of Termination for Cause. A Notice of Termination for Cause shall mean a notice that shall indicate the specific termination provision in Section 8(e) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for Termination for Cause. Executive shall have 10 days after the date that such written notice has been given to Executive in which to cure such conduct, to the extent such cure is possible. If she fails to cure such conduct, Executive shall then be entitled to a hearing before the Board. Further, a Termination for Cause shall not become final without a resolution duly adopted by at least two-thirds (2/3) of the entire membership of the Board at a meeting of the Board which was called for the purpose of considering such termination and which Executive and her representative had the right to attend and address the Board, finding that, in the good faith of the Board, Executive engaged in conduct set forth in the definition of Cause herein and specifying the particulars thereof in reasonable detail. The date of termination for a Termination for Cause shall be the date indicated in the Notice of Termination. Any purported Termination for Cause which is held by a court not to have been based on the grounds set forth in this Agreement or not to have followed the procedures set forth in this Agreement shall be deemed a Termination by the Company without Cause.

     9. Consequences of Termination of Employment.

     (a) Death. If Executives employment is terminated by reason of Executive's death, the employment period under this Agreement shall terminate and Executive's legal representative shall be entitled to: (i) any compensation earned but not yet paid, including, without limitation, any bonus if declared or earned but not yet paid for a completed fiscal year, any amount of Base Salary earned but unpaid, any accrued vacation pay payable pursuant to the Company's policies, and any unreimbursed business expenses payable pursuant to Section 7 (collectively "Accrued Amounts"), which amounts shall be promptly paid in a lump sum to Executives estate or other designated legal representative; (ii) any other amounts or benefits owing to Executive under the then applicable employee benefit plans, long term incentive plans or equity plans and programs of the Company which shall be paid or treated in accordance with Section 4(c) hereof with regard to the Option and otherwise in accordance with the terms of such plans and programs; (iii) continuation of Executive's health benefits for Executive's dependents at the same level and cost as if Executive was an employee of the Company for twelve (12) months following the date of death; and (iv) if a bonus plan is in place, the product of (x) the target annual bonus for the fiscal year of Executive's death, multiplied by (y) a fraction, the numerator of which is the number of days of the then current fiscal year during which Executive was employed by the Company, and the denominator of which is 365, which bonus shall be paid when bonuses for such period are paid to the other executives.

     (b) Disability. If Executive's employment is terminated by reason of Executive's Disability, Executive shall be entitled to receive the payments and benefits to which her representatives would be entitled in the event of a termination of employment by reason of her death plus, to the extent not duplicative of the foregoing, Executive shall be entitled to continuation of the benefits (including without limitation to health, life, disability and pension) as if Executive had been an employee of the Company for twelve
(12) months following the date of termination due to Disability.

     (c) Termination by Executive for Good Reason or Termination by the Company without Cause. If (i) Executive terminates her employment hereunder for Good Reason during the Employment Term or (ii) Executives employment with the Company is terminated by the Company without Cause, Executive shall be entitled to receive, (A) over a period of twelve (12) mouths after such termination an amount equal to two (2) times the sum of her Base Salary and target bonus, if any, for the year in which such termination occurs (provided, however, in the event that the Base Salary or target bonus, if any, has been decreased in the twelve (12) months prior to the Termination, the amount to be used shall be the highest Base Salary and target bonus, if any, during such twelve (12) month period); (B) any Accrued Amounts at the date of termination (C) any other amounts or benefits owing to Executive under the then applicable employee benefits long term incentive or equity plans and programs of the Company, which shall be paid or treated in accordance with Section 4(c) hereof with regard to the Option and otherwise in accordance with the terms of such plans and programs; (D) continuation of the benefits (including, without limitation, health, life, disability and pension) as if Executive was an employee of the Company for twenty-four (24) months following the dare of termination, and (E) if a bonus plan is in place, the product of (x) the target annual bonus for the fiscal year of Executive's death, multiplied by (y) a fraction, the numerator of which is the number of days of the then current fiscal year during which Executive was employed by the Company, and the denominator of which is 365, which bonus shall be paid when bonuses for such period are paid to the other executives.

     (d) Termination with Cause or Voluntary Resignation without Good Reason or Retirement. If, Executive's employment hereunder is terminated
(i) by the Company for Cause or (ii) by Executive without Good Reason, Executive shall be entitled to receive only her Base Salary through the date of termination, and any unreimbursed business expenses payable pursuant to Section 7 and, if such termination is by Executive without Good Reason, any bonus that has been declared or earned but not yet paid for a completed fiscal year. Executive's rights under all benefits plans and equity grants shall be determined in accordance with the Company's plans, programs and grants, except as otherwise provided in Section 4(c) hereof with respect to the Option.

     10. No Mitigation; No Set-Off. In the event of any termination of employment hereunder, Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against Executive or others, except upon obtaining by the Company of a final non-appealable judgment against Executive.

     11. Change in Control (a) For purposes of this Agreement, the term "Change in Control" shall mean the occurrence of any one of the following events:

     (i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates) representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding voting securities;

     (ii) the following individuals cease for any reason to constitute a majority of the number of directors serving: individuals who, on the Commencement Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's stockholders was approved or recommended by a vote of the at least two-thirds (2/3) of the directors then still in office who either were directors on the Commencement Date or whose appointment, election or nomination for election was previously so approved or recommended;

     (iii) there is a consummated merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving or parent equity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person, directly or indirectly, acquired twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities (not including in the securities beneficially owned by such person any securities acquired directly from the Company or its Affiliates); or

     (iv) the stock holders of the Company approve a plan of complete liquidation of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect), other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

     (b) For purposes of this Section 11, the following terms shall have the following meanings:

          (i) "Affi1iate" shall mean an affiliate of the Company, as defined in Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act");

          (ii) "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act

          (iii) "Person" shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include
          (1) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an underwriter temporarily holding securities pursuant to an offering of such securities or (4) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of shares of Common Stock of the Company.

     12. Confidential Information. (a) Executive acknowledges that as a result of her employment by the Company, Executive will obtain confidential information as to the Company and its affiliates and the Company and its affiliates will suffer substantial damage, which would be difficult to ascertain, if Executive should use such confidential information and that because of the nature of the information that will be known to Executive it is necessary for the Company and its affiliates to be protected by the Confidentiality restrictions set forth herein.

     (b) During and after the Employment Term, Executive shall not use for her own benefit or disclose confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, including any confidential information as to customers of the Company and its affiliates obtained by Executive during her employment by the Company and its affiliates and not (i) otherwise public knowledge or known within the applicable industry or (ii) in connection, with performance of her duties hereunder as she deems in good faith to be necessary or desirable. Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, she shall promptly notify the Company of any such order so it may seek a protective order.

     (c) Upon termination of her employment with the Company and its affiliates, or at any time as the Company may request, Executive will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an affiliate, Executive or a third party) relating to the Company, an affiliate or any of their businesses or property which she may possess or have under her direction or control other than documents provided to Executive in her capacity as a participant in any employee benefit plan, policy or program of the Company, any agreement by and between Executive and the Company with regard to Executive1s employment or severance or any personal calendars, diaries, rolodexes or similar items of a personal nature.

     (d) In the event of a breach or potential breach of this Section 12, Executive acknowledges that the Company and its affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 12 enforced. It is hereby acknowledged that the provisions of this Section 12 are for the benefit of the Company and all of the affiliates of the Company and each such entity may enforce the provisions of this Section 12 and only the applicable entity can waive the rights hereunder with respect to its confidential information and employees.

     13. Indemnification. (a) The Company agrees that if Executive is made a party, or is threatened to be made a party, to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that she is or was a director, officer or employee of the Company or is or was serving at the request of the Company as a director, officer, member, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether or not the basis of such Proceeding is Executive's alleged action in an official capacity while serving as a director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent legally permitted or authorized by the Company's certificate of incorporation or bylaws or resolutions of the Company's Board of Directors or, if greater, by the laws of the State of Delaware, against all cost, expense, liability and loss (including, without limitation, attorney's fees, judgments, fines, ERISA excise taxes or other liabilities or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if she has ceased to be a director, member, employee or agent of the Company or other entity and shall inure to the benefit of Executive's heirs, executors and administrators. The Company shall advance to Executive all reasonable costs and expenses incurred by her in connection with a Proceeding within 20 calendar days after receipt by the Company of a written request for such advance, Such request shall include an undertaking by Executive to repay the amount of such advance if it shall ultimately be determined that she is not entitled to be indemnified against such costs and expenses; provided that the amount of such obligation to repay shall be limited to the after-tax amount of any such advance except to the extent Executive is able to offset such taxes incurred on the advance by the tax benefit, if any, attributable to a deduction realized by her for the repayment.

     (b) Neither the failure of the Company (including its board of directors, independent legal counsel or stockholders) to have made a determination prior to the commencement of any proceeding concerning payment of amounts claimed by Executive under Section 13(a) above that indemnification of Executive is proper because she has met the applicable standard of conduct, nor a determination by the Company (including its board of directors, independent legal counsel or stockholders) that Executive has not met such applicable standard of conduct. shall create a presumption in any judicial proceeding that Executive has not met the applicable standard of conduct.

     (c) The Company agrees to continue and maintain a directors' and officers' liability insurance policy covering Executive with coverage comparable to that provided to other senior executives of the Company.

     14. Legal Fees; Resolution of Disputes.

     (a) The Company shall pay Executive's reasonable legal fees and costs associated with entering into this Agreement

     (b) All disputes and controversies arising under or in connection with this Agreement, other than the seeking of injunctive or other equitable relief pursuant to Section 12 hereof, shall be settled by arbitration conducted before a panel of three (3) arbitrators sitting in New York City, New York, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of commercial disputes of the American Arbitration Association then in effect. The determination of the majority of the arbitrators shall be final and binding on the parties. Judgement may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel of Executive, shall be borne by the Company unless the arbitrators determine that Executive's position was overall frivolous or otherwise taken in bad faith, in which case the arbitrators may determine that Executive shall bear her own legal fees.

     (c) In the event after a Change in Control either party files for arbitration to resolve any dispute as to whether a termination is for Cause or Good Reason, until such dispute is determined by the arbitrators, Executive shall continue to be treated economically and benefit-wise in the manner asserted by her in the arbitration effective as of the date of the filing of the arbitration, subject to Executive's promptly refunding any amounts paid to her, paying the cost of any benefits provided to her and paying to the Company the profits in any stock option or other equity awards exercised or otherwise realized by her during the pendency of the arbitration which she is ultimately held not to be entitled to; provided the arbitrators may terminate such payments and benefits in the event that they determine at any point that Executive is intentionally delaying conclusion of the arbitration, provided further that any refund to the Company required of Executive pursuant to this Section 14(c) shall be limited to the after tax amount of any such advance except to the extent Executive is able to offset such taxes incurred on such amounts paid to her by the tax benefit, if any, attributable to a deduction realize by her for the refund.

     15. Miscellaneous.

     (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

     (b) Entire Agreement/Amendments. This Agreement and the instruments contemplated herein, contain the entire understanding of the parties with respect to the employment of Executive by the Company from and after the Commencement Date and supersedes any prior agreements between the Company and Executive. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

     (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any such waiver must be in writing and signed by Executive or an authorized officer of the Company, as the case may be.

     (d) Assignment. This Agreement shall not be assignable by Executive. This Agreement shall be assignable by the Company only to an acquirer of all or substantially all of the assets of the Company, provided such acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to Executive and otherwise complies with the provisions hereof with regard to such assumption.

     (e) Company Representations. The Company represents and warrants that it is duly authorized to enter into this Agreement, that there is no law, agreement or other legal restriction on its entering into this Agreement, that its Board of Directors has approved this Agreement and that the officer signing this Agreement is duly authorized and empowered to sign this Agreement on behalf of the Company.

     (f) Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

     (g) Effect of Agreement on Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not prohibit or restrict Executive's entitlement to full participation in the employee benefit and other plans or programs in which senior executives of the Company are eligible to participate.

     (h) Successors; Binding Agreement; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of her incompetence reference in this Agreement to Executive shall be deemed, where appropriate, to refer to her beneficiary, estate or other legal representative.

     (i) Communications. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (1) when faxed or delivered, or
(ii) two (2) business days after being mailed by United States registered to certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the initial page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Secretary of the Company, or to such other address as any party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

     (j) Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be requited to be withheld pursuant to any applicable law or regulation.

     (k) Survivorship. The respective rights and obligations of the parties hereunder, including without limitation Section 13 hereof, shall survive any termination of Executive's employment to the extent necessary to the agreed preservation of such rights and obligations.

     (1) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     (m) Headings. The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.



     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                              priceline.com Incorporated



                               By:   /s/ Richard S. Braddock
                                    -----------------------------------------
                               Name:   Mr. Richard S. Braddock
                               Title:  Chairman and Chief Executive Officer
                                       Executive


                               ----------------------------------------------
                               Ms. Heidi G. Miller




                                                                    EXHIBIT A


Meade Inc.
General Mills, Inc.
Risk Inc.




                        PRICELINE.COM INCORPORATED
                             1999 OMNIBUS PLAN
                              AWARD AGREEMENT


Name of Optionee:          Name


Qualified
Non-Qualified X
Stock Option:              x,xxx shares of common stock, $.008 par value, of
                           priceline.com Incorporated (the "Optioned Shares")


Exercise Price Per Share:  price


Option Grant Date:         _____________, 2000


Date Stock Option
Becomes Exercisable:       x,xxx.xx Shares, on ______, 2000

                           x,xxx.xx Shares, on ______, 2001

                           x,xxx.xx Shares, on ______, 2002


Termination Date:          ______________